Exhibit 10.13B
CODEXIS, INC.

CONSULTING AGREEMENT

THIS AGREEMENT is made by CODEXIS, INC., a Delaware corporation (“Codexis”), and Alexander A. Karsner (“Consultant”) effective as of the 1st day of January, 2014 (the “Effective Date”), for the purpose of setting forth the exclusive terms and conditions by which Codexis will acquire Consultant’s services on a temporary basis. In consideration of the mutual obligations specified in this Agreement, and any compensation paid to Consultant for Consultant’s services, the parties agree to the following:

1.Consulting Services. Consultant is hereby retained by Codexis to provide Codexis with strategic advisory services, as requested by Codexis from time to time. Consultant shall perform to the best of Consultant’s ability such services at such places and such times as mutually agreed to by Codexis and Consultant.
2.    Conflicts of Interest. Consultant represents that Consultant is not currently engaged in any agreement or arrangement with any third party that might reasonably conflict with the terms of this Agreement. If Consultant becomes so engaged during the term of this Agreement, Consultant will notify Codexis in writing within ten (10) days of entering into such agreement, and will use Consultant’s best efforts and cooperate with Codexis to avoid and/or minimize the adverse consequences of any potential conflict.
3.    Compensation. As the only consideration due to Consultant for Consultant’s services under this Agreement, Codexis shall provide Consultant the compensation set forth in this Section 3 as follows:
(a)    Codexis shall pay Consultant at a rate of $30,000 per quarter for all work performed for Codexis by Consultant as a consultant to Codexis in accordance with this Agreement. In addition, Codexis shall reimburse Consultant for reasonable expenses incurred by Consultant in connection with the work performed for Codexis by Consultant, including all reasonable costs and expenses incurred by Consultant in connection with such work for travel, transportation, lodging, and meals, provided that such costs and expenses are in accordance with Codexis policies and that Consultant provides Codexis with all receipts and other documentation related to such costs and expenses. Consultant shall invoice Codexis quarterly (attn: Accounts Payable) for Consultant’s services performed under this Agreement. Codexis shall pay all undisputed invoices within thirty (30) days from receipt thereof.
(b)    The vesting schedule for the shares of restricted stock (the “Restricted Stock”) granted to Consultant on January 24, 2013 shall be amended such that such number of shares of Restricted Stock originally scheduled to vest on January 24, 2015 shall vest on the Expiration Date as follows, such that the maximum of 7,184 shares would vest if the Expiration Date is June 30, 2014:

    Number of shares to vest on Expiration Date = 7,184 * (N/181)
    Where N = the number of calendar days elapsed in 2014 as of the Expiration Date,

inclusive of the Expiration Date

The vesting schedule for all other shares of Restricted Stock will remain unchanged, which vesting shall be contingent upon continued service to Codexis though the applicable vesting date in accordance with the terms of the agreement evidencing the Restricted Stock award. Any shares of Restricted Stock that are unvested on the date Consultant ceases to provide services to Codexis shall be automatically forfeited.
(c)    For the avoidance of doubt, the compensation provided by this Section 3 shall be in addition to any compensation Consultant otherwise becomes entitled to as a member of the board of directors of Codexis (the “Board”).
4.    Protection of Confidential Information.
(a)    In the course of the Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to confidential and proprietary information relating to Codexis business practices, strategies and technologies, as well as information belonging to third parties as to which Codexis has an obligation of confidentiality (collectively, “Confidential Information”). Confidential Information is broadly defined and includes, without limitation, all oral and written information that: (i) has or could have commercial value or other utility in the businesses in which Codexis is engaged or in which it contemplates engaging, (ii) is supplied to Consultant by Codexis with the legend “Confidential Information” or other designation of confidentiality, (iii) Codexis is under an obligation of confidentiality with any third party, and/or (iv) if disclosed without authorization, could be detrimental to the interests of Codexis or its third party business partners, whether or not this information is identified as Confidential Information. By example, and without limitation, Confidential Information includes scientific and technical information like Codexis’ research programs, product development, biological materials, research methods, related products, technology, inventions, patent applications and trade secrets, and information concerning Codexis’ business affairs and operations including fields of interests, concepts, techniques, processes, designs, cost data, financial and marketing information, personnel and customer lists, and any other similar information. Confidential Information does not include information that as demonstrated by written evidence: (i) was generally and publicly known in the relevant trade or industry; (ii) was known to, and freely usable by, Consultant before Consultant’s engagement by Codexis; (iii) was rightfully received by Consultant from a third party after the time it was disclosed or obtained hereunder, provided that such third party was not under an obligation of confidence with Codexis at the time of the third party’s disclosure to Consultant; or (iv) is independently developed by Consultant without use of or reference to the Confidential Information and without breach of this Agreement.
(b)    At all times during and after Consultant’s service to Codexis, Consultant shall hold in trust, keep strictly confidential and not disclose to any third party, or make any use of, the Confidential Information, except as may be necessary in the course of Consultant’s service to Codexis, without the prior written consent of Codexis. Consultant agrees to abide by all policies established by Codexis for the protection of Confidential Information, and to take reasonable and necessary security precautions to safeguard Confidential Information, including, without limitation, the protection of documents from theft, unauthorized duplication and discovery of contents, and restrictions on access by other persons. Consultant further agrees not to cause the transmission, removal, or transport of any Confidential Information from Codexis’ principal place of business, or any other place of business as specified by Codexis without the prior written approval of Codexis, except as required in the course of Consultant’s service to Codexis.
(c)    Consultant acknowledges that unauthorized use or disclosure of Confidential Information may be highly prejudicial to the interests of Codexis or its third party business partners, an invasion of privacy, or a misappropriation or improper disclosure of trade secrets.
(d)    Consultant acknowledges that Codexis has received and in the future may receive Confidential Information from third parties subject to a duty on Codexis’ part to maintain the confidentiality of the information and to use it only for certain limited purposes. Consultant agrees to hold all such Confidential Information in the strictest confidence and in compliance with the terms of any agreement Codexis may have with such third parties, and not to disclose such Confidential Information to any person, firm or corporation or to use it except as necessary in carrying out Consultant’s duties for Codexis, consistent with the terms of any agreement Codexis may have with such third parties.
(e)    Consultant acknowledges that any unauthorized use or disclosure to third parties of Confidential Information during Consultant’s service to Codexis may lead to immediate termination, and any unauthorized use or disclosure during or after Consultant’s service to Codexis can lead to legal action by Codexis and/or a third party.
5.    Consultant’s Obligations on Termination of Service.
(a)    Return of Codexis Property. Upon separation from service with Codexis for any reason, Consultant will promptly deliver to Codexis all documents in Consultant’s possession or control pertaining to (i) Consultant’s service to Codexis and (ii) the Confidential Information of Codexis or of its third party business partners, except that Consultant may retain personal copies of any documents created by Consultant and provided to Codexis, records relating to Consultant’s compensation and this Agreement. Consultant also agrees to return to Codexis all equipment, files, software programs and other personal property belonging to Codexis on separation from service with Codexis. Consultant will not retain any written or other tangible materials (in hard copy or electronic form) that evidence, contain or reflect Confidential Information of Codexis or of a third party that was provided to Codexis.
(b)    Protection of Codexis’ Confidential Information. Consultant will protect the value of Codexis’ Confidential Information and will prevent their theft or unlawful disclosure, including, without limitation, following Consultant’s separation from service with Codexis. Consultant will not use or disclose Confidential Information for Consultant’s benefit (or for the benefit of any third party) or to the detriment of Codexis or any of its Third Party Business Partners.
(c)    Non-Interference with Codexis Employees. Consultant agrees that, both during Consultant’s service to Codexis and for a period of twenty four (24) months, or to the maximum extent permitted by law if shorter, following separation from service with Codexis for any reason, Consultant will not disrupt, damage, impair or interfere with Codexis’ business by recruiting, soliciting or otherwise inducing any Codexis employee or exclusive consultant to leave the employ or service of Codexis, which means that Consultant will not (i) disclose to any third party the names, backgrounds or qualifications of any employees or exclusive consultants or otherwise identify them as potential candidates for employment or other service; or (ii) personally or through any other person approach, recruit, interview or otherwise solicit employees or exclusive consultants to work for Consultant or any other employer or service recipient.
(d)    Non-Solicitation of Customers Using Confidential Information. Consultant also agrees that, both during service to Codexis and thereafter, Consultant will not call on, solicit, or take away (directly or indirectly), on behalf of Consultant or any third party, the business of any client or customer of Codexis, whether past, present or prospective, using any Confidential Information.
6.    Ownership of Work Product. Consultant shall promptly disclose in writing to Codexis complete information concerning all know-how, inventions conceived or reduced to practice by Consultant, and all copyrightable material written by Consultant, which know-how, inventions or copyrightable materials are created, generated or developed by Consultant in the course of Consultant’s performance of Consultant’s services hereunder that are derived from any Confidential Information of Codexis (collectively, “Work Product”). Consultant agrees that all such Work Product is the sole property of Codexis and hereby assigns to Codexis, its successors and assigns, all right, title and interest in the same. Consultant represents and warrants to Codexis that the Work Product is and shall remain free and clear of all liens, claims, encumbrances or demands of third parties, including any claims by any such third parties of any right, title or interest in or to the Work Product arising out of any trade secret, copyright or patent, and that Consultant is not bound by any agreement or court order that would conflict with the terms of this Agreement
7.    Injunctive Relief. Consultant acknowledges that it would be difficult for Codexis to measure actual damages resulting from any breach by Consultant of Sections 4 through 6 of this Agreement, and that money damages alone would be an inadequate remedy for any such breach. Accordingly, Consultant agrees that if Consultant breaches any provision of Sections 4 through 6, Codexis will be entitled, in addition to any other remedies it may have, to specific performance, injunctions, or other appropriate orders to correct or restrain any such breach by Consultant, without showing or proving any actual damage sustained by Codexis or posting any bond or other security.
8.    Attorney Fees. If any action is necessary to enforce this Agreement, including any action under Paragraph 7, the prevailing party will be entitled to recover its reasonable costs and attorney fees.
9.    Indemnification and Release. Consultant agrees to take all necessary precautions to prevent injury to any persons (including employees of Codexis or damage to property (including Codexis property), and shall indemnify, defend, save, protect and hold Codexis and its officers, agents, directors, employees and customers harmless against all claims, losses, expenses (including reasonable attorneys’ and expert witnesses’ fees and costs) and injuries to person or property (including death) (collectively, “Claims”) resulting in any way from any gross negligence or willful misconduct of Consultant, or resulting from any breach by Consultant of Consultant’s obligations, representations or warranties under this Agreement. Codexis agrees to indemnify, defend, save, protect and hold Consultant harmless against all Claims resulting in any way from any gross negligence or willful misconduct of Codexis, or resulting from any breach by Codexis of its obligations, representations or warranties under this Agreement, except to the extent the same are the responsibility of Consultant under the preceding sentence.
10.    Term and Termination. Unless previously terminated as provided herein, this Agreement shall expire on June 30, 2014. The “Expiration Date” shall mean the earlier to occur of (i) the early termination of this Agreement in accordance with this Section 10 or (ii) June 30, 2014. Either Codexis or Consultant may terminate this Agreement at any time for any reason, effective upon written notice to the other party. Termination of this Agreement by Codexis shall require approval by the Board. In connection with any termination of this Agreement, Consultant shall cease work unless otherwise advised by Codexis, Consultant shall notify Codexis of costs and expenses incurred up to the Expiration Date and Codexis will pay Consultant fees for services performed through the Expiration Date. In connection with expiration or any termination of this Agreement, Consultant shall return to Codexis all copies of all Confidential Information and Work Product under this Agreement. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, and 13 hereof shall survive expiration or any termination of this Agreement.
11.    Compliance with Applicable Laws. Consultant represents and warrants to Codexis that all work performed under this Agreement and all Work Product will comply with all applicable laws and regulations.
12.    Independent Contractor. Consultant is an independent contractor, is not an agent or employee of Codexis and is not authorized to act on behalf of Codexis. Consultant will not be eligible for any employee benefits, nor will Codexis make deductions from any amounts payable to Consultant for taxes. Taxes for any amounts paid to Consultant hereunder shall be the sole responsibility of Consultant. Prior to any Codexis payments to Consultant, Consultant agrees to submit a completed W-9 form and tax identification number to Codexis (attn: Accounts Payable).
13.    General. Consultant may not assign this Agreement or delegate any of Consultant’s duties under this Agreement without Codexis prior written consent. This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements regarding the subject matter hereof. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of laws principles. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery or telecopy (with machine confirmation of receipt), or three (3) days after the date of mailing if sent by certified or registered mail, postage prepaid.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date first set forth above.

CODEXIS, INC.            CONSULTANT

By:/s/Doug T. Sheehy            /s/Alexander A. Karsner
Name: Doug Sheehy                    Alexander A. Karsner
Title: Senior Vice President, General Counsel
and Secretary

CODEXIS ADDRESS:                CONSULTANT ADDRESS:

200 Penobscot Drive                    7009 Deep Creek Court
Redwood City, CA 94063                Bethesda, MD 20817
Attention: General Counsel
Facsimile: 650-421-8108

7